CREDIT AGREEMENT

                            Between

                           USMX, INC.

                          as Borrower


                              and


                 N M ROTHSCHILD & SONS LIMITED

                           as Lender


                   Dated as of July 11, 1996

                        CREDIT AGREEMENT

                       Table of Contents

                                                             Page

ARTICLE 1    CERTAIN DEFINITIONS AND ACCOUNTING
             PRINCIPLES                                                1
                   1.1                      Certain Defined Terms      1
                   1.2                      Accounting Principles     11

ARTICLE 2    COMMITMENT, FEES, USE OF PROCEEDS                        11
                   2.1                                 Commitment     11
                   2.2                                       Fees     11
                   2.3                            Use of Proceeds     12

ARTICLE 3    PROCEDURE AND PAYMENT                                    12
                   3.1                        Borrowing Procedure     12
                   3.2                           Convertible Note     12
                   3.3                                   Interest     12
                   3.4                      Repayment of the Loan     13
                   3.5                    Priority of Prepayments     13
                   3.6    Increased Costs and Reduction in Return     13
                   3.7                  Payments and Computations     13
                   3.8               Payment on Non-Business Days     14
                   3.9                                      Taxes     14

ARTICLE 4    COLLATERAL SECURITY                                      15
                   4.1                         Security Documents     15
                   4.2No Limitation on Application of
                      Security Interests                              16
                   4.3Recordings and Filings of Security Documents    16
                   4.4      Protection of Security Document Liens     16
                   4.5                           Right of Set-off     16
                   4.6                      Additional Collateral     16

ARTICLE 5    CONDITIONS PRECEDENT                                     17
                   5.1        Conditions Precedent to the Advance     17

ARTICLE 6    REPRESENTATIONS AND WARRANTIES                           19
                   6.1     Representations and Warranties of USMX     19
                   6.2   Representations and Warranties of Lender     25

ARTICLE 7    AFFIRMATIVE COVENANTS OF USMX                            26
                   7.1                 Compliance with Laws, Etc.     26
                   7.2                     Reporting Requirements     26
                   7.3                                 Inspection     27
                   7.4                   Maintenance of Insurance     27
                   7.5    Keeping of Records and Books of Account     27
                   7.6            Preservation of Existence, Etc.     27
                   7.7                        Conduct of Business     28
                   7.8                          Notice of Default     28
                   7.9                           Defense of Title     28
                   7.10                                Operations     28
                   7.11      Maintenance of the Mining Properties     28

ARTICLE 8    NEGATIVE COVENANTS OF USMX                               29
                   8.1 Indebtedness                                   29
                   8.2 Liens, Etc.                                    29
                   8.3 Assumptions, Guarantees, Etc. of Indebtedness
                       of Other Persons                               31
                   8.4 Investments in Other Persons                   31
                   8.5 Mergers, Changes in Capital Structures, Etc.   31
                   8.6 Restriction on Dividends and Redemptions       32
                   8.7 Disposition of Illinois Creek Gold Property    32
                   8.8 Restrictive and Inconsistent Agreements        32

ARTICLE 9    CONVERSION RIGHTS                                        32
                   9.1 Lender's Loan Conversion Rights                32
                   9.2 USMX's Loan Conversion Rights                  32
                   9.3 Loan Conversion Procedures                     33
                   9.4 Lender's Registration Rights Upon Loan
                       Conversion                                     34

ARTICLE 10   EVENTS OF DEFAULT                                        34
                   10.1                          Event of Default     34
                   10.2            Remedies Upon Event of Default     37

ARTICLE 11   MISCELLANEOUS                                     37
                   11.1                          Amendments, Etc.     37
                   11.2                             Notices, Etc.     37
                   11.3                       No Waiver; Remedies     39
                   11.4                 Costs, Expenses and Taxes     39
                   11.5                Binding Effect; Assignment     39
                   11.6                             GOVERNING LAW     39
                   11.7         VENUE; SUBMISSION TO JURISDICTION     39

                   11.8                      WAIVER OF JURY TRIAL     40
                   11.9                 Execution in Counterparts     40
                   11.10                  Inconsistent Provisions     40
                   11.11                 Termination of Agreement     40
                   11.12Survival of Representations and Warranties    41
                   11.13        Concerning the Security Documents     41
                   11.14               No Third Party Beneficiary     41
                   11.15                             Severability     41
                   11.16                          Acknowledgments     41
                   11.17                          Confidentiality     41
                   11.18                         Entire Agreement     41

                           SCHEDULES


Schedule 1.1(a)     Mining Properties
Schedule 6.1(a)     Subsidiaries
Schedule 6.1(c)     Project Permits
Schedule 6.1(e)     Litigation
Schedule 6.1(f)     Additional Financial Disclosures
Schedule 6.1(h)     Disclosure Schedule
Schedule 6.1(i)     Permitted Liens
Schedule 6.1(l)     USMX's and AK's Capital Structure
Schedule 6.1(m)     Hedging Contracts
Schedule 6.1(n)     Material Agreements
Schedule 6.1(q)     Compliance With Laws
Schedule 6.1(r)     USMX's and AK's Indebtedness
Schedule 6.1(s)     Employee Benefits
Schedule 7.4        Insurance Policies


                            EXHIBITS

Exhibit A-1              Form of Convertible Note
Exhibit A-2              Form of $2,500,000 Pledged Note
Exhibit A-2              Form of $3,400,000 Pledged Note

Exhibit B           Form of Pledge Agreement

Exhibit C-1              Form of Second Mortgage
Exhibit C-2              Form of Fourth Mortgage
Exhibit C-3              Form of Assignment Agreement

Exhibit D                Form of Registration Rights Agreement

Exhibit E           Form of USMX's Omnibus Certificate

Exhibit F           Form of Opinion of USMX's Counsel

Exhibit G           Form of Security Opinion

Exhibit H                Form of Request for Advance

Exhibit I           Form of Interest Period Notice

                        CREDIT AGREEMENT


          This CREDIT AGREEMENT dated as of July 11, 1996, is by and between USMX, INC., a Delaware corporation ("USMX"), and N M ROTHSCHILD & SONS LIMITED, a company organized and existing under the laws of England ("Lender").


                            Recitals

          A. By this Credit Agreement the parties hereto desire to set forth the terms of their agreement pursuant to which Lender will make a $2,500,000 loan to USMX, to be used by USMX in connection with the development of the Illinois Creek Gold
Property.

          B. The Mining Properties are owned and held of record by USMX OF ALASKA, INC. ("AK"), an Alaska corporation and wholly-owned subsidiary of USMX.

          C. Coincident herewith, Lender and AK have entered into a separate Credit Agreement (the "AK Credit Agreement") providing project financing for the development of the Illinois Creek Gold Property, with payment guarantied by USMX as provided in the guaranty executed by USMX in connection with the AK Credit Agreement.

          D. The Loan to be made pursuant hereto, on the terms and conditions provided herein, is convertible into shares of the Common Stock of USMX, and will be secured by the pledge by USMX of all of the stock of AK and of the Pledged Notes.

          E. The Pledged Notes are secured, respectively, by the Second Mortgage and the Fourth Mortgage on the Mining
Properties, which mortgages shall be assigned to Lender pursuant to the Assignment Agreement.


                           Agreement

          NOW, THEREFORE, in consideration of the following mutual covenants and agreements, USMX and Lender hereby agree as follows:


                           ARTICLE 1

         CERTAIN DEFINITIONS AND ACCOUNTING PRINCIPLES

          1.1 Certain Defined Terms. As used in this Agreement and unless otherwise expressly indicated, the following terms shall have the following meanings:

          "Advance" means a single advance of the Loan by Lender to USMX as provided in Section 3.1.

          "Advance Period" means the period during which Lender will Advance the Loan to USMX, subject to all of the terms and conditions hereof, which period shall commence on the date hereof and shall continue until July 31, 1996.

          "Affiliate" means any Person directly or indirectly controlling or controlled by or under common control with another Person, provided that, for purposes of this definition, "control," as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

          "Agreement" means this Credit Agreement, as it may be amended, supplemented, or otherwise modified and in effect from time to time.

          "AK" shall have the meaning specified in Recital B.

          "AK Credit Agreement" shall have the meaning specified in Recital C.

          "AK Shares" means 100,000 shares of the common stock of the AK, par value $0.01 per share representing all of the issued and outstanding shares of stock of AK.

          "Applicable Margin" means, with respect to the rate of interest payable by USMX on the Loan, two percent (2.0%).

          "Assignment Agreement" means the agreement pursuant to which USMX assigns the Second Mortgage and the Fourth Mortgage to Lender, substantially in the form of Exhibit C-3.

          "Breakage Costs" means all costs and losses which Lender may incur as a result of payment of the Principal Amount of the Loan other than at the end of an Interest Period.

          "Business Day" means a day of the year on which banks in Denver, Colorado, New York, New York and London, England are open for business.

          "Capitalized Lease Liabilities" means all monetary obligations of USMX under any leasing or similar arrangement which, in accordance with GAAP, would be classified as capitalized leases, and, for purposes of this Agreement and each other Loan Document, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP, and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

          "Collateral" means all properties, rights and interests subject to the Security Documents or subject to the Second
Mortgage or Fourth Mortgage.

          "Commitment" means the commitment of Lender set forth in Section 2.1 to make the Loan.

          "Common Stock" means the $0.001 par value common stock of USMX.

          "Conditions Precedent to USMX's Conversion Rights" shall mean each of the following:

                       (i)    the Principal Amount of the Loan is
outstanding and unpaid, and the due date thereof has not been accelerated by Lender pursuant to the terms of this Agreement;

                       (ii)   no Default exists and is continuing
hereunder;

                       (iii)  the Daily Closing Price of the
Common Stock shall have exceeded the Minimum Stock Price for a period of thirty (30) consecutive Trading Days; and

                       (iv)   USMX or AK shall have obtained, and
hold free of defaults or notices of default by any Governmental Authorities, all permits, authorizations, consents and approvals of Governmental Authorities and other Project Permits necessary for the Project to commence.

          "Contingent Liability" means any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the indebtedness, obligation or any other liability of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the shares of any other Person. The amount of any Person's obligation under any Contingent Liability shall (subject to any limitation set forth therein) be deemed to be the outstanding principal amount (or maximum principal amount, if larger) of the debt, obligation or other liability guaranteed thereby, less the value of any bonds, letters of credit or cash collateral of such Person securing such contingent liability.

          "Conversion Date" means the date upon which conversion of the Loan into Common Stock is effected.

          "Conversion Price" means $3.40 per share of Common
Stock, or such other amount as may be established pursuant to
Section 9.3.

          "Conversion Rights" means the rights of Lender and USMX to convert the Loan into Common Stock as provided in Article 9.

          "Conversion Shares" means the shares of Common Stock to be issued to Lender upon conversion of the Loan as provided in
Article 9. The number of Conversion Shares shall be determined by dividing the Principal Amount by the Conversion Price.

          "Convertible Note" means the Convertible Promissory
Note which evidences the Loan, dated as of July 11, 1996, which Convertible Promissory Note is made by USMX and payable to the order of Lender, in the form of Exhibit A-1 hereto.

          "Daily Closing Price" of the Common Stock means the closing price for the Common Stock on the NASDAQ on a Trading
Day.

          "Date of Default" shall have the meaning specified in
Section 10.2(a).

          "Default" means any Event of Default or any condition or event, or combination thereof, which, after notice or lapse of time or both, could constitute an Event of Default.

          "Default Rate" means the Interest Rate applicable to the Loan during periods when amounts payable by USMX as principal repayments, interest payments or fee or expense payments are due and payable but unpaid by USMX, which shall be an annual rate of interest which is equal to the Interest Rate, plus four percent (4%).

          "Development Plan" means the Development Plan for the construction and operation of the Illinois Creek Gold Property through Completion (which Development Plan, among other things, sets forth a construction budget, identifies all material construction contracts, and sets forth a master construction schedule, indicating scheduled monthly and cumulative expenditures), and the plan for the operation of the Illinois Creek Gold Property after Completion through the life of the mine, as amended from time to time by AK and USMX with the written approval of Lender, which approval Lender may withhold in its sole discretion reasonably exercised. The Development Plan is appended to the AK Credit Agreement as Exhibit F.

          "Dollars" and the symbol "$" each mean lawful money of the United States of America.

          "Environmental Laws" means federal, state, local and foreign laws or regulations, codes, orders, decrees, judgments or injunctions issued, promulgated, approved or entered thereunder relating to pollution or protection of the environment, including, without limitation, laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes.

          "Establishment Fee" shall have the meaning specified in
Section 2.2(a).

          "Event of Default" has the meaning set forth in
Section 10.1.

          "Feasibility Study" means the Illinois Creek Gold Feasibility Study Mine Plan (and associated documents) dated February 22, 1996 prepared by USMX pertaining to the construction and operation of a commercial gold mining facility on the Illinois Creek Gold Property, a complete and accurate copy of which has been provided by USMX to Lender.

          "Fourth Mortgage" means the Mortgage, Deed of Trust, Assignment, Security Agreement and Financing Statement, dated as of July 11, 1996, made by AK in favor of USMX covering all the right, title and interest of AK in the Mining Properties and in production therefrom and personal property associated therewith, in the form of Exhibit C-2 hereto, assigned to Lender pursuant to the Assignment Agreement and securing the $3,400,000 Pledged Note. The Fourth Mortgage is subordinated to Lender's security interests in the Mining Properties created pursuant to the AK Credit Agreement, the Second Mortgage, and the NPMC Mortgage (as defined in the AK Credit Agreement).

          "GAAP" means generally accepted accounting principles in the United States of America, consistently applied.

          "Governmental Acts" has the meaning set forth in
Section 3.6.

          "Governmental Authority" means any federal, state, county, city or local government or political subdivision or authority in which any property of USMX is located or which exercises valid jurisdiction over any such property, or in which USMX conducts business or is otherwise present, and any agency, department, commission, board, bureau or instrumentality of any of them which exercises valid jurisdiction over USMX.

          "Governmental Requirement" means any law, statute, code, ordinance, order, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authoriza tion or other direction or requirement (including, without limitation, Environmental Laws, energy regulations and occupa tional, safety and health standards or controls) of any Governmental Authority.

          "guarantee" shall mean any obligation, contingent or otherwise, of any Person guaranteeing any Indebtedness or obliga tion of any other Person in any manner, whether directly or indirectly, and including, without limitation, any obligation of such Person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or obligation, or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness or obligation, (b) to purchase property, securities or services for the purpose of assuring the owner of such Indebtedness or obligation of the payment of such Indebtedness or obligation, or (c) to maintain working capital, equity capital or any other financial statement condition of the primary obligor so as to enable the primary obligor to pay such Indebtedness or obligation; provided, however, that the term guarantee shall not include endorsements for collection or deposit, in either case in the ordinary course of business.

          "Guaranty" means the guaranty of USMX issued to Lender pursuant to the AK Credit Agreement on even date herewith whereby
USMX guaranties all of the obligations of AK under the AK Credit
Agreement until Completion (as defined in the AK Credit
Agreement), and certain obligations of AK thereafter.

          "Hedging Contracts" means any agreement, facility, contract or other transaction entered into relating to forward contracts or hedging (including but not limited to forward sales, which include spot deferred sales, options, swaps and price protection and floor price arrangements) for the management and/or protection of gold and other metals price risk, entered into with Lender or with other counterparties acceptable to Lender; and the proceeds of and all benefit and advantage derived in respect of the foregoing or any dealings therewith (including the closing out of any contracts or transactions).

          "Holder" means a holder in due course of the Convertible Note.

          "Illinois Creek Loan Acceleration Date" means the date on which USMX or AK either (a) sells or otherwise transfers any interest in the Illinois Creek Gold Property to any other Person except as required or permitted by this Agreement or the AK Credit Agreement or (b) enters into a joint venture agreement, partnership, operating agreement or any other similar kind of agreement with any other Person pursuant to which such other Person has a direct or indirect interest in any portion of the Illinois Creek Gold Property or in the production therefrom or the proceeds thereof, and USMX or AK and such other Person have agreed to the shared, cooperative or joint maintenance, exploration, development or exploitation of such portion of the Illinois Creek Gold Property; provided that the election of NPMC pursuant to the NPMC Agreement to participate for a 25% working interest in Mining Properties other than the Illinois Creek Gold Property shall not, in and of itself, constitute an Illinois Creek Loan Acceleration Date.

          "Illinois Creek Gold Property" means the Mining
Properties identified as the Illinois Creek Upland Mining Lease in Schedule 1.1(a) hereto.

          "Indebtedness" means, for any Person, without duplication:

               (a) all obligations of such Person for borrowed money or metals (including (i) in the case of such obligations, all notes payable and drafts accepted representing extensions of credit; (ii) in the case of USMX, USMX's Obligations; and
(iii) in the case of such metals, gold and silver) and all obligations evidenced by bonds, debentures, notes, or other similar Instruments on which interest charges are customarily paid;

               (b) all obligations, contingent or otherwise, relative to the face amount of all letters of credit, whether or not drawn, and bankers' acceptances issued for the account of such Person;

               (c) all obligations of such Person as lessee under leases which have been or should be, in accordance with GAAP, recorded as Capitalized Lease Liabilities;

               (d) all other items which, in accordance with GAAP, would be included as liabilities on the liability side of the balance sheet of such Person as of the date at which Indebtedness is to be determined;

               (e)  net liabilities of such Person under Hedging
Contracts;

               (f) whether or not so included as liabilities in accordance with GAAP, all obligations of such Person to pay the deferred purchase price of property or services, and indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse; and

               (g) all Contingent Liabilities of such Person in respect of any of the foregoing.

          "Instrument" means any contract, agreement, indenture, mortgage, document or writing (whether formal agreement, letter or otherwise) under which any obligation is evidenced, assumed or undertaken, or any Lien (or right or interest therein) is granted or perfected.

          "Interest Period" has the meaning set forth in
Section 3.3(b).

          "Interest Period Notice" means a notice from USMX to Lender from time to time regarding USMX's election of an Interest Period for a Loan to take effect on the completion of a current Interest Period, substantially in the form of Exhibit I hereto.

          "Interest Rate" means the interest rate applicable to the Loan from time to time when the Default Rate is not applicable with respect to each Interest Period for the Loan, which is an interest rate per annum equal to the sum of (y) LIBOR in effect on the first day of the Interest Period, plus (z) the Applicable Margin.

          "Lien" means, as to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance in or on, or any interest or title of any vendor, lessor, lender or other secured party to, or of such Person under any conditional sale or other title retention agreement or capital lease with respect to, any property or asset owned or held by such Person, or the signing or filing of a financing statement which names such Person as debtor, or the signing of any security agreement authorizing any other party as the secured party thereunder to file any financing statement. A Person shall be deemed to be the owner of any assets that it has placed in trust for the benefit of the holders of its indebtedness, which indebtedness is deemed to be extinguished under GAAP but for which such Person remains legally liable, and such trust shall be deemed to be a Lien.

          "LIBOR" means, relative to any Interest Period for the Loans, the rate of interest equal to the average (rounded upwards, if necessary, to the nearest 1/16 of 1%) of the rates per annum quoted by the Reuter Monitor Money Rates Service at which Dollar deposits in immediately available funds are offered in the London interbank market as at or about 11:00 a.m., London time, two Business Days prior to the beginning of such Interest Period for delivery on the first day of such Interest Period, and in an amount approximately equal to the Loan amount outstanding to which the rate will apply and for a period approximately equal to such Interest Period.

          "Loan" means the loan of $2,500,000 of funds by Lender to USMX hereunder pursuant to the Commitment and the terms and conditions of this Agreement.

          "Loan Documents" means this Agreement, the Convertible Note, the Registration Rights Agreement, the Request for Advance, the Interest Period Notices, the Security Documents, all Hedging Contracts entered into by USMX or AK with Lender related in the Project, the Second Mortgage, the Fourth Mortgage and each other Instrument executed by USMX and delivered to Lender in connection with this Agreement, or any of the foregoing Instruments, whether or not specifically identified in this paragraph.

          "Material Agreements" means the contracts, agreements, leases and other binding commitments and undertakings of USMX and AK, the performance or breach of which could have a Material Adverse Effect on USMX or AK, which Instruments are identified in
Schedule 6.1(n).

          "Material Adverse Effect" means, with respect to USMX, AK or any Person, an effect, resulting from any occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), which is materially adverse to:

               (a) the consolidated business, assets, revenues, financial condition, operations or prospects of such Person;

               (b)  the ability of such Person to make any
payment or perform any other material obligation required under any material agreement (including, with respect to USMX, this Agreement or any of the Loan Documents); or

               (c)  USMX, AK or the Project, or involves a
liability or obligation (other than contractual commitments entered into by USMX or AK in the ordinary course of business which are not in default) of $100,000 or more.

          "Minimum Stock Price" means $4.75 per share of Common
Stock.

          "Mining Properties" means the patented and unpatented mining and millsite claims, leases and other property interests owned, or in which USMX directly or indirectly holds an interest (including by its ownership of the stock of AK), related to the mining leases listed on Schedule 1.1(a), and all facilities situated thereon, together with all real and personal property and assets associated with such property.

          "month" means a calendar month.

          "NASDAQ" means the NASDAQ National Market of listed stocks.

          "NPMC" means North Pacific Mining Corporation, an
Alaska corporation.

          "NPMC Agreement" means the agreement, as amended, dated effective December 16, 1994, by and between NPMC and USMX pursuant to which USMX acquired the Mining Properties, all of which Mining Properties have been conveyed by USMX to AK.

          "Obligations" means all obligations of USMX (monetary or otherwise) arising under or in connection with this Agreement and each other Loan Document.

          "Omnibus Certificate" means a certificate from USMX, substantially in the form of Exhibit E hereto.

          "Opinion of USMX's Counsel" means the legal opinion of counsel to USMX acceptable to Lender, substantially in the form of Exhibit F hereto.

          "Other Taxes" shall have the meaning specified in
Section 3.9(b).

          "Permitted Liens" means the Liens identified in
Schedule 6.1(i) and the Liens permitted by clauses (i) through
(vi) of Section 8.2.

          "Person" means an individual, partnership, corporation (including a business trust), joint venture, limited liability company or partnership, or other entity, or a foreign state or political subdivision thereof or any agency of such state or subdivision.

          "Plan" means a pension plan providing benefits for employees of USMX or any Affiliate and covered by Title IV of ERISA.

          "Pledge Agreement" means the Pledge and Security
Agreement providing for the pledge by USMX of (i) all of the AK
Shares owned by USMX, and (ii) the Pledged Notes, such agreement substantially in the form of Exhibit B hereto.

          "Pledged Notes" means the Promissory Notes, each dated July 11, 1996, made by AK to the order of USMX in the principal amounts of $2,500,000 and $3,400,000, respectively, the former being secured by the Second Mortgage and the latter by the Fourth Mortgage.

          "Pre-Establishment Fee" shall have the meaning specified in Section 2.2(a).

          "Principal Amount" means, as of any date, with respect to the Loan, the aggregate outstanding principal amount in Dollars of the Loan at such date.

          "Proceeds Account" means the "Proceeds Account" as defined by Section 3.14 of the AK Credit Agreement.

          "Project" means the business and operations of the Illinois Creek Gold Property and related assets in accordance with the Development Plan.

          "Project Permits" means all permits, consents and agreements necessary to commence the Project and the production of valuable minerals from the Illinois Creek Gold Property in a manner consistent with the Development Plan. Project Permits are listed in Schedule 6.1(c).

          "quarter" means a calendar quarter.

          "Request for Advance" means the irrevocable request for the Advance of the Loan by USMX, in the form set forth in Exhibit H hereto, signed by an authorized officer of USMX.

          "Registration Rights Agreement" means the agreement in the form of Exhibit D of USMX to register the sale or exchange of the Conversion Shares by the Lender with the Securities and Exchange Commission.

          "Scheduled Maturity Date" means June 30, 2000.

          "Second Mortgage" means the Mortgage, Deed of Trust, Assignment, Security Agreement and Financing Statement, dated as of July 11, 1996, made by AK in favor of USMX covering all the right, title and interest of AK in the Mining Properties and in production therefrom and personal property associated therewith, in the form of Exhibit C-1 hereto, assigned to Lender pursuant to the Assignment Agreement and securing the $2,500,000 Pledged Note. The Second Mortgage is subordinated to Lender's security interests in the Mining Properties created pursuant to the AK Credit Agreement.

          "Security Documents" means the Pledge Agreement, the Assignment Agreement, the Second Mortgage, the Fourth Mortgage and all modifications and amendments thereof, and all financing statements or other instruments required to be filed or notices required to be given in order to perfect the Liens created by any of the foregoing on property of USMX described therein, wherever located and of whatever nature, associated therewith.

          "Security Opinion" means the legal opinion of Guess & Rudd P.C. concerning the Security Documents, the Second Mortgage and the Fourth Mortgage and Liens created thereby, the nature and quality of AK's title to the Mining Properties and certain other matters, substantially in the form of Exhibit G hereto.

          "Subsidiary" means any corporation, association or other business entity more than 50% of each class of equity or voting securities of which is owned, directly or indirectly, by USMX.

          "Taxes" shall have the meaning specified in
Section 3.9.

          "Trading Day" means, so long as the Common Stock is listed on the NASDAQ, a day on which the NASDAQ is open for the transaction of business, or, if the Common Stock is not listed or admitted to trading on the NASDAQ, a day on which the securities exchange on which the Common Stock is traded is open for the transaction of business, or, if the Common Stock is not so listed or admitted for trading on any securities exchange, a Business Day.

          "year" means a calendar year.

          1.2 Accounting Principles. All accounting terms not otherwise defined herein shall be construed, all financial computations required under this Agreement shall be made, and all financial information required under this Agreement shall be prepared, in accordance with GAAP applied on a basis consistent with the financial statements referred to in Section 6.1(f) except as specifically provided herein.


                           ARTICLE 2

               COMMITMENT, FEES, USE OF PROCEEDS

          2.1 Commitment. Subject to all of the terms and conditions of this Agreement, Lender agrees to Advance the Loan to USMX in a single Advance during the Advance Period.

          2.2  Fees.

               (a) Establishment Fee. USMX agrees to pay Lender a fee (the "Establishment Fee") in the amount of $37,500 in connection with the credit facility provided for in this Agreement, which will be payable by USMX concurrently with USMX's execution hereof. Lender and USMX acknowledge that USMX has previously paid Lender $37,500 (the "Pre-Establishment Fee") at the time of Lender's written commitment to USMX to make the Loan contemplated by this Agreement. Neither the Establishment Fee nor the Pre-Establishment Fee is refundable by Lender, in whole or in part, under any circumstances.

               (b)  Fee Payments.  Payment of the Establishment
Fee shall be made in Dollars, as provided in Section 3.7.

          2.3 Use of Proceeds. USMX will utilize the proceeds of the Loan exclusively to fund capital costs and other expenses of the Project.


                           ARTICLE 3

                     PROCEDURE AND PAYMENT

          3.1 Borrowing Procedure. Not less than two Business Days prior to the desired date of the Advance of the Loan, USMX will submit the Request for Advance to Lender. The Request for Advance, which will be effective only upon actual receipt by Lender, will specify an initial Interest Period for the Loan and the Business Day on which USMX wishes to have the Advance made. The Advance of the Loan will be made by deposit thereof in the Proceeds Account.

          3.2  Convertible Note.  The Loan and all rights of
Lender concerning conversion of the Loan into Common Stock, and concerning Lender's rights to have the Common Stock registered shall be evidenced by the Convertible Note.

          3.3  Interest

               (a) General. USMX shall pay interest on the outstanding Principal Amount of the Loan calculated on a 360-day year basis, at the Interest Rate or the Default Rate, as applicable.

               (b)  Interest Periods.  USMX may select an
interest period with respect to the Loan ("Interest Period") of 30, 90 or 180 days, or of such other period of days as may be agreed to by Lender in its sole discretion, on a 360-day year basis. USMX will select Interest Periods by giving notice to Lender in the Request for Advance and thereafter at least three Business Days prior to the expiration of the Interest Period then in effect by an Interest Period Notice. If at any time USMX fails to give timely notice of its Interest Period selection, then USMX shall be deemed to have selected an Interest Period of 30 days. No Interest Period shall end after the Scheduled Maturity Date. Interest will be payable in full at the end of each Interest Period.

               (c) Default Interest. Interest on the Loan shall accrue and shall be payable by USMX at the Default Rate during all periods when any amounts payable by USMX as principal repay ments, interest payments or fee or expense payments are due and payable hereunder, whether by acceleration or otherwise, but remain unpaid by USMX; provided the Default Rate shall not apply to past-due fees and expenses unless Lender has provided written notice to USMX pursuant to Section 11.2, and such fees and expenses remain due and unpaid for five (5) Business Days after the giving of such notice. Without prejudice to the rights of Lender under the preceding sentence, USMX shall indemnify Lender against any direct loss or expense (not including lost profits on re-employment of capital) which Lender may sustain or incur as a result of the failure by USMX to pay when due the Principal Amount of the Loan. A certificate or other notice of Lender submitted to USMX setting forth the basis for the determination of Default Rate interest due and of the amounts necessary to indemnify Lender in respect of such loss or expense, shall constitute evidence of the accuracy of the information contained therein in the absence of error and, absent notice from USMX of such error, shall be conclusive and binding for all purposes. Interest accruing at the Default Rate shall be payable on demand.

          3.4  Repayment of the Loan.

               (a) Principal Repayment Generally. USMX agrees to repay the Loan as provided herein. Except as provided by
Section 3.4(c) or Article 9, USMX may not prepay the Principal
Amount of the Loan prior to the Scheduled Maturity Date.

               (b) Scheduled Principal Payment. Subject to the other terms hereof pertaining to mandatory prepayments of the Loan, USMX will make payment in full of the unpaid Principal Amount of the Loan not later than the Scheduled Maturity Date.

               (c)  Mandatory Prepayment Upon Loan Acceleration.
USMX will repay the Loan in full, together with accrued interest thereon, Breakage Costs and fees, upon acceleration of the Scheduled Maturity Date of the Loan by Lender pursuant to Section
10.2.

          3.5 Priority of Prepayments. All prepayments made by USMX pursuant to Section 3.4(c) shall be accompanied by payment of Lender's Breakage Costs, and shall be applied first to accrued and unpaid interest on the Loan as of the end of the most recent Interest Period, then to any other amounts then payable by USMX hereunder including Breakage Costs and fees, then to the Principal Amount.

          3.6 Increased Costs and Reduction in Return. If due to (a) the introduction of, or any change (including, without limitation, any change by way of imposition or increase of reserve requirements) in, or in the interpretation of, any law or regulation or (b) the compliance by Lender with any guideline or request from any central bank or other governmental agency having jurisdiction over Lender (whether or not having the force of law), collectively referred to as "Governmental Acts," there shall be any increase in the cost or reduction in return to Lender of agreeing to make or making, funding or maintaining the Loan, then USMX shall from time to time, upon demand by Lender, pay to Lender additional amounts sufficient to indemnify it against such increased costs or reduction in return; provided that Lender agrees to use reasonable efforts to mitigate the increased cost or reduction in return to the extent reasonably practicable. A certificate as to the amount of such increased cost or reduced return, submitted to USMX by Lender, shall be conclusive absent manifest error.

          3.7 Payments and Computations. USMX shall make each payment due hereunder and under the Convertible Note in immediately available funds not later than 5:00 p.m. (New York City time) on the day before the day when due Lender as follows (or as Lender shall otherwise advise USMX by notice as provided herein):

          to:  Chase Manhattan Bank N.A.
               1 Chase Manhattan Plaza
               New York, New York
               ABA No. 02100021

          for the account of:
               N M Rothschild & Sons Limited
                    A/C No.:  001-1-948262

USMX hereby authorizes Lender, if and to the extent payment of money owed to it is not made when due hereunder or under the Convertible Note, to charge from time to time against USMX's accounts with Lender any amount so due. All computations of interest hereunder shall be made on the basis of a year of 360 days for the actual number of days elapsed (including the first day but excluding the last day).

          3.8 Payment on Non-Business Days. Whenever any payments to be made hereunder or under the Convertible Note shall be stated to be due on a day which is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be, unless such next succeeding Business Day is after the end of the Interest Period, in which case the payment will be made on the next preceding Business Day and such payment shall not reflect the actual payment date in the computation of interest or fees due and payable.

          3.9  Taxes.

               (a)  General.  Any and all payments by USMX
hereunder shall be made free and clear of and without deduction for any and all present or future taxes, levies, duties, imposts, deductions, charges or withholdings, and all liabilities with respect thereto (excluding taxes imposed on Lender's income and franchise taxes imposed on Lender) imposed by the jurisdiction under the laws of which Lender is organized, or the United States of America or any other jurisdiction under the laws of which Lender is otherwise subject to tax, or any political subdivision thereof (all such non-excluded taxes, levies, duties, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"). If USMX shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to Lender, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.9) Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) USMX shall make such deductions and (iii) USMX shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law. The foregoing obligation of USMX will apply with respect to any assignee of Lender.

               (b) Other Taxes. In addition, USMX agrees to pay any present or future stamp, sales, use or documentary taxes or any other excise or property taxes, charges, duties or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement, any of the Loan Documents, or any Instrument contemplated thereby (hereinafter referred to as "Other Taxes"). To Lender's knowledge, no Other Taxes will be applicable to the transactions contemplated by this Agreement.

               (c)  Tax Indemnity.  USMX hereby indemnifies
Lender for the full amount of Taxes and Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 3.9) paid by Lender and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. Lender shall use commercially reasonable efforts to mitigate any Taxes or Other Taxes to the extent practicable, and to refund to USMX its proportionate share of any Taxes or Other Taxes paid by USMX pursuant hereto ultimately refunded to Lender.

               (d) Payment of Taxes. Within 30 days after the date of any payment of Taxes or Other Taxes withheld by USMX in respect of any payment to Lender, USMX will furnish to Lender the original or a certified copy of a receipt evidencing payment thereof.

               (e) Lender's Taxes. To Lender's knowledge, under applicable law and treaties in effect as of the date hereof between the United States and the United Kingdom, no United States federal taxes will be required to be withheld by USMX with respect to any payment to be made to Lender in respect of this Agreement. Lender agrees upon written request of USMX to deliver to USMX, in duplicate, duly completed and signed copies of either Form 1001 (relating to Lender and entitling Lender to a complete exemption from withholding on all amounts to be received by Lender pursuant to this Agreement, the Loans and Notes as a result of a tax treaty concluded with the United States) or Form 4224 (relating to all amounts to be received by Lender pursuant to this Agreement, the Loan and the Convertible Note) of the Internal Revenue Service.

               (f) Survival. Without prejudice to the survival of any other agreement hereunder, the agreements and obligations contained in this Section 3.9 shall survive the payment in full of the Loan and interest hereunder.


                           ARTICLE 4

                      COLLATERAL SECURITY

          4.1 Security Documents. As security for the due repayment of the Loan, for the payment of all moneys due hereunder, for the performance of all Obligations of USMX hereunder and under the other Loan Documents to which it is a party, USMX shall, contemporaneously with the execution of this Agreement, execute and deliver to Lender the Security Documents, including amendments or assignments thereof and notices to third Persons as Lender may require in connection with the perfection of its security interests in the property and interests in the property of USMX subject to the Security Documents.

          4.2 No Limitation on Application of Security Interests. USMX and Lender agree that notwithstanding any provision of any Security Document to the contrary, all Liens on property of USMX created and perfected pursuant to the Security Documents executed by USMX shall secure all Obligations of USMX hereunder and under the other Loan Documents.

          4.3 Recordings and Filings of Security Documents. Lender will record, file or deliver to account debtors as necessary the Security Documents, as appropriate, at USMX's expense, promptly after execution and delivery thereof by USMX.

          4.4 Protection of Security Document Liens. As and when requested to do so by Lender, USMX will deliver to Lender from time to time any financing statements, continuation statements, extension agreements and other documents, properly completed and executed (and acknowledged when required) by USMX in form and substance satisfactory to Lender, for the purpose of perfecting or protecting Lender's Liens on the property and interests subject to the Security Documents.

          4.5 Right of Set-off. Upon the occurrence and during the continuance of any Event of Default, Lender is hereby authorized at any time and from time to time, without notice to USMX (any such notice being expressly waived by USMX), to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by Lender to or for the credit or the account of USMX against any and all of the Obligations of USMX now or hereafter existing, although such Obligations may be contingent and unmatured. Lender agrees promptly to notify USMX after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of Lender under this Section 4.5 are in addition to other rights and remedies (including, without limitation, other rights of set-off) which Lender may have.

          4.6 Additional Collateral. USMX and Lender intend that the Security Documents cover and extend to all property rights and interests of USMX, real or personal, tangible or intangible, presently held or hereafter acquired which are related to the Mining Properties, the production therefrom, Hedging Contracts related to the Project and the proceeds of all of the foregoing. In the event that USMX acquires any additional property right or interest related to the Mining Properties, the production therefrom or Hedging Contracts related to the Project which is not subject to the Lien of the Security Documents, upon request therefor from Lender, USMX shall promptly execute, and deliver such Instruments and take such actions as Lender may reasonably request in order to perfect a first and prior Lien (subject to Permitted Liens) on such right or interest. Whether or not Lender requests that any such right or interest be subjected to the Security Documents, USMX agrees to keep such rights or interests free and clear of all Liens other than Permitted Liens.

                           ARTICLE 5

                      CONDITIONS PRECEDENT

          5.1 Conditions Precedent to the Advance. The obliga tion of Lender to Advance the Loan, and to perform its other obligations hereunder, are subject to satisfaction of the following conditions precedent.

               (a) Lender or its counsel shall have received the following on or before the date of the Advance of Loan, with each Instrument dated on or no more than five days prior to such date (except for item (xiii) below which shall be of the dates specified in Section 6.1(f) and except as otherwise agreed by Lender), and in form and substance as shall be satisfactory to
Lender:

                    (i)  this Agreement, duly executed by USMX;

                    (ii) the Convertible Note, duly executed by USMX;

                    (iii)     the Establishment Fee;

                    (iv) the Registration Rights Agreement, duly executed by USMX;

                    (v) the Security Documents, duly executed by USMX and AK, as required, together with any financing statements or similar evidences of Liens, amendments thereto, notices or other Instruments determined by Lender to be necessary or desirable to perfect the Liens established pursuant to the Security Documents;

                    (vi) the Opinion of USMX's Counsel;

                    (vii)     the Security Opinion;

                    (viii)    the Request for Advance, duly
executed by USMX;

                    (ix) USMX's Omnibus Certificate, duly
executed by an officer of USMX;

                    (x) a Certificate from the Alaska Department of Commerce and Economic Development, confirming the due organization and good standing of AK in such state;

                    (xi) a Certificate from the Delaware
Secretary of State, confirming the due organization and good standing of USMX in such state;

                    (xii)     a Certificate from the Alaska
Department of Commerce and Economic Development, confirming that USMX is duly qualified to transact business in such state as a foreign corporation;

                    (xiii)    accurate and complete copies of the
financial statements referred to in Section 6.1(f);

                    (xiv)     evidence reasonably satisfactory to
Lender that the Convertible Note has been issued in accordance with applicable federal and state law, and the rules and regulations of the NASDAQ and the Toronto Stock Exchange;

                    (xv) certificates of issuing insurance
companies, confirming compliance by USMX with the insurance requirements set forth in Section 7.4 or other evidence concerning insurance satisfactory to Lender; and

                    (xvi)     such other approvals, opinions or
documents as Lender may reasonably request.

               (b) The following shall be correct as of the date of the Advance of the Loan by Lender:

                    (i)  all conditions precedent to the advance
of funds pursuant to the AK Credit Agreement shall be satisfied in form and substance satisfactory to Lender;

                    (ii)      since the date of the financial
statements of USMX most recently delivered to Lender (referred to in Section 6.1(f)), there has been no material adverse change in the financial condition, operations or business of USMX or AK;

                    (iii)     there is no pending or threatened
action or proceeding affecting USMX, AK or the Mining Properties before any court, Governmental Authority or arbitrator, including any matter involving Environmental Laws, which could be reasonably expected to have a Material Adverse Effect upon the financial condition, operations or business of USMX or AK;

                    (iv) there shall exist no Default under this Agreement or the AK Credit Agreement;

                    (v)  all representations and warranties made
by USMX herein or made by AK in the AK Credit Agreement shall be true and correct on the date of the Advance, except for such changes therein as shall be acceptable to Lender;

                    (vi) all approvals and authorizations of Governmental Authorities or other Persons, if any, required in connection with the Advance of the Loan or exercise of rights by Lender under the Convertible Note or any advance of loaned funds by Lender to AK pursuant to the AK Credit Agreement, shall have been obtained and remain in effect;

                    (vii)     Lender shall have approved USMX's
and AK's title to the Mining Properties and the Liens established by the Security Documents shall be in full force and effect as valid, enforceable first priority Liens on the Collateral, except for Permitted Liens;

                    (viii)    no event shall have occurred or
condition exist which could have a Material Adverse Effect on USMX or AK;

                    (ix) USMX or AK shall have established a hedging program that is reasonably acceptable to Lender to provide the Project with protection from declines in the price of gold;

                    (x)  Lender shall have completed and, in its
sole discretion, be satisfied with its due diligence investigations of USMX, AK and the Project, including technical, legal, financial and permitting matters;

                    (xi) USMX shall be in compliance with
relevant securities regulations, and all information concerning
USMX required to be publicly disclosed shall have been so disclosed; and

                    (xii)     AK shall have executed and
delivered to USMX the Second and Fourth Mortgages, and the Liens on Mining Properties established thereby shall be in full force and effect as valid, enforceable Liens on the Mining Properties.


                           ARTICLE 6

                 REPRESENTATIONS AND WARRANTIES

          6.1 Representations and Warranties of USMX. USMX represents and warrants as follows:

               (a) Organization, Qualification and Subsidiaries. USMX is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and AK is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Alaska. Each of USMX and AK has all requisite corporate power and authority to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated thereby. Each of USMX and AK is duly qualified to do business as a foreign corporation in each jurisdiction where the nature of its business or properties requires such qualification. Neither USMX nor AK has any Subsidiaries, except as listed on Schedule 6.1(a).

               (b) Authorization; No Conflict. The execution, delivery and performance by USMX and AK of the Loan Documents to which they are respectively party have been duly authorized by all necessary corporate action on the part of USMX and AK, and do not and will not (i) require any consent or approval of the stockholders of USMX or AK which have not been obtained;
(ii) contravene USMX's or AK's articles of incorporation, charter, bylaws or other such constituent document; (iii) violate any provision of any law, rule, regulation (including, without limitation, Regulations G, T, U and X of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to USMX or AK; (iv) result in a breach of or constitute a default under or require the consent of any party which has not been obtained pursuant to any indenture or loan or credit agreement or any other agreement, lease or instrument to which USMX or AK is a party or by which either of them or their properties may be bound or affected; or (v) result in, or require, the creation or imposition of any Lien (other than Liens arising under the Security Documents) upon or with respect to any of the properties now owned by USMX or AK; and, to the best knowledge of USMX, neither USMX nor AK is in breach or default in any material respect under any such law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or any such indenture, agreement, lease or instrument.

               (c) Governmental Consents. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required (i) for the due execution and delivery of, and due performance of, the financial obligations of USMX or AK under any Loan Document, or (ii) for the due performance of all other obligations of USMX or AK under any of the Loan Documents (other than registrations or filings to perfect the liens created by the Security Documents and to register the Conversion Shares pursuant to the Registration Rights Agreement) except such authorizations, approvals or other actions as have been obtained or notices or filings as have been made. All material Project Permits are identified in Schedule 6.1(c). All Project Permits have been duly issued to or are held by USMX or AK, are valid and in good standing and free of any violation thereof by USMX and AK that upon disclosure, notice or the passage of time could result in a delay in the commencement of the Project or otherwise have a Material Adverse Effect on the Project, and neither USMX nor AK have received any notice of an asserted violation or proposed revocation, withdrawal or material modification thereof.

               (d)  Binding Obligations.  Each of the Loan
Documents when delivered hereunder will be the legal, valid and binding obligations of USMX or AK, as the case may be, enforceable against USMX and AK in accordance with such documents respective terms (except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws or equitable principles affecting enforcement of creditors' rights generally at the time in effect).

               (e)  Litigation.  Except as indicated in
Schedule 6.1(e), there is no action, proceeding or investigation pending or threatened in writing against or involving USMX or AK which alleges the violation of any laws, including Environmental Laws, or which questions the validity of this Agreement, or any of the Loan Documents, or any action taken or to be taken pursuant to this Agreement, or any of the Loan Documents, or which questions the nature or extent of USMX's or AK's equitable or record title to the Mining Properties or assets related thereto, or to the AK Shares, or which might result, either in any case or in the aggregate, in any Material Adverse Effect on the business, operations, condition (financial or otherwise), aggregate properties or aggregate assets of USMX or AK, or in any material liability on the part of USMX or AK.

               (f) Financial Statements; No Material Adverse Change. The audited consolidated balance sheet of USMX (including AK) as of December 31, 1995, and the related consolidated statements of income, cash flow and stockholders' equity of USMX (including AK) for the year then ended, audited by KPMG Peat Marwick LLP, and the unaudited consolidating balance sheet of USMX (including AK) as of March 31, 1996, and the related unaudited consolidating statement of income, cash flow and stockholders' equity of USMX for the period then ended certified by the chief financial officer of USMX, copies of which have been furnished to Lender, fairly present the financial condition of USMX as at such date and the results of the operations of USMX for the period ended on such date, all in accordance with GAAP consistently applied. Neither USMX nor AK have on the date hereof any material Contingent Liability or liability for taxes, long-term leases or unusual forward or long-term commitments which are not reflected in such financial statements or listed in Schedule 6.1(f). Since December 31, 1995, except as previously disclosed in writing to Lender, neither the business, operations or prospects of USMX, nor any of its properties or assets, have been affected by any occurrence or development (whether or not insured against) which would result, either in any case or in the aggregate, in a Material Adverse Effect on USMX. The unaudited consolidating balance sheet and statement of cash flow of AK as of March 31, 1996, and the related unaudited consolidating statement of income and retained earnings of AK for the period then ended, copies of which have been furnished to Lender, fairly present the financial condition of AK as at such date and the results of the operations of AK for the period ended on such date, all in accordance with GAAP consistently applied. AK has on the date hereof no material Contingent Liability or liability for taxes, long-term leases or unusual forward or long-term commitments which are not reflected in such financial statements or listed in Schedule 6.1(f). Since December 31, 1995, except as previously disclosed in writing to Lender, neither the business, operations or prospects of AK, nor any of its properties or assets, have been affected by any occurrence or development (whether or not insured against) which would result, either in any case or in the aggregate, in a Material Adverse Effect on AK.

               (g) Other Agreements. Neither USMX nor AK is a party to any indenture, loan or credit agreement or any lease or other agreement or instrument (other than the Material Agreements) or subject to any charter or other corporate restriction which would, upon a default thereunder or otherwise, result in a Material Adverse Effect on USMX or AK, or materially impair the ability of USMX or AK to carry out their respective Obligations under this Agreement, or any of the Loan Documents.

               (h) Information Accurate. Except as disclosed to Lender on Schedule 6.1(h) hereto, none of the information delivered to Lender by USMX or AK in connection with the transactions contemplated by this Agreement and the AK Credit Agreement, including all representations and warranties, contains any material misstatement of fact or omits to state a material fact, and all projections contained in any such information, exhibits or reports (including in particular the Feasibility Study and the Development Plan), were based on information which when delivered was, to the best knowledge of USMX, true and correct, and to the best knowledge of USMX all calculations contained in such projections were accurate, and such projections presented USMX's then-current estimate of its future business, operations and affairs and, since the date of the delivery of such projections, to the best knowledge of USMX, there has been no material change in the assumptions underlying such projections, or the basis therefor or the accuracy thereof.

               (i)  Title to Properties; Liens.

                    (i)  With respect to the Mining Properties
owned by USMX and AK which are subject to any of the Security Documents, the Second Mortgage or the Fourth Mortgage, USMX and AK are in exclusive possession of and own such properties free and clear of all material defects of title, burdens on production or Liens, except Liens disclosed in Schedule 6.1(i) and specifically identified in the Security Opinion delivered by USMX pursuant hereto.

                    (ii) With respect to the Mining Properties held under leases or other contracts which are subject to any of the Security Documents: (A) USMX and AK are in exclusive possession of such properties other than the airstrip located on those properties and any navigable waters; (B) neither USMX nor AK has received any notice of, and has no knowledge of any facts or circumstances that, with the passage of time or notice, or both, could result in default of any of the terms or provisions of such leases or contracts; (C) under such leases and contracts USMX or AK (as the case may be) has the authority to perform fully, and no provision of any such lease prohibits or would be breached by USMX's or AK's performance of, their respective obligations under this Agreement and the other Loan Documents;
(D) to the best of USMX's knowledge and belief, such leases and contracts are valid and are in good standing; and (E) to the best of USMX's knowledge and belief, the properties covered thereby are free and clear of all defects of title or Liens, except for those specifically identified in the Security Opinion or disclosed in Schedule 6.1(i) hereto. USMX has delivered or will make available to Lender all information concerning title to the properties in USMX's or AK's possession or control, or to which USMX or AK has access, which Lender requests.

                    (iii)     With respect to mining claims,
leases and other property interests (for purposes of this Section 6.1(i)(iii), "Claims") which are subject to any of the Security Documents, except as provided in the Security Opinion: (A) the Claims are free of Liens, except as disclosed in Schedule 6.1(i);
(B) to the best of USMX's knowledge (w) the Claims were properly located and monumented; (x) all required location and validation work was properly performed; (y) location notices and certificates were properly recorded and filed with appropriate Government Authority; and (z) all assessment work or fees, or both, required to hold the Claims have been paid or performed in a manner consistent with generally accepted standards of major companies in the mining industry through the assessment year ending August 31, 1996; (C) all maintenance fee or rental payments have been duly and timely made in order to maintain such Claims through August 31, 1996; (D) all affidavits of assessment work or other filings required to maintain the Claims in good standing have been timely recorded or filed with the appropriate Governmental Authorities; and (E) USMX has no knowledge of conflicting claims, except overlaps to avoid gaps or to maintain parallel end lines, or inadvertent overstakings which do not impair USMX's property position.

                    (iv) Except as disclosed on Schedule 6.1(i), no approval or consent of any Governmental Authority or any other party is necessary to authorize the execution and delivery of any Loan Document or any other Instrument constituting or evidencing obligations under this Agreement or the AK Credit Agreement.

               (j) Securities Activities. The proceeds of the Loan hereunder will not be used to acquire any security in any transaction which is subject to Sections 13 and 14 of the Securities Exchange Act of 1934, as amended. USMX is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation X of the Federal Reserve Board) or carrying any margin stock.

               (k) Solvency. USMX is not entering into the arrangements contemplated by this Agreement or any of the other Loan Documents with actual intent to hinder, delay or defraud either present or future creditors. On and as of the date hereof, and thereafter on and as of the date of the undertaking of any actions contemplated by this Agreement, including, without limitation, the Advance of the Loan, after giving effect to the Loan, and all such Instruments, and to any fees and expenses in connection with such undertaking, (i) USMX's property at a fair valuation, is, and will be, greater than the sum of its Indebtedness (including its Contingent Liabilities); (ii) the present fair salable value of USMX's assets exceeds, and will exceed, the probable liability of USMX on its Indebtedness (including its Contingent Liabilities) as they become absolute and mature; (iii) USMX has not, and will not have, incurred, and does not intend to, or believe that it will, incur debts (including its Contingent Liabilities) beyond its ability to pay such debts as such debts mature (taking into account the timing and amounts of cash to be received by USMX from any source, and of amounts to be payable on or in respect of its debts), and the cash available to USMX after taking into account all other anticipated uses of the cash, is, and is anticipated to be, sufficient to pay all such amounts on or in respect of such debts (including its Contingent Liabilities), when such amounts are required to be paid; and (iv) subject to receipt of the Loan, USMX has sufficient capital with which to conduct its business and USMX's capital does not constitute unreasonably small capital with which to conduct its business. As used in clauses (i) through (iv) above, the terms therein shall have the meanings as used in Section 548 of the United States Bankruptcy Code, the Uniform Fraudulent Conveyance Act and any applicable state law concerning fraudulent conveyances as such may from time to time have been amended or developed by judicial interpretation to the date the representations herein are made.

               (l) USMX's and AK's Capital Structure. USMX and AK have the number of authorized, issued and outstanding shares specified in Schedule 6.1(l). All shares of stock and other shares or interests identified in such Schedule were duly and validly issued and are non-assessable. Except as indicated in
Schedule 6.1(l), USMX and AK have no outstanding warrants or other obligations to issue additional shares or other equity interests, including any stock or securities convertible into or exercisable or exchangeable for any shares of their respective capital stock or any rights or options to purchase any of the foregoing, or to convert any existing Indebtedness to equity interests in USMX or AK.

               (m) Hedging Contract Obligations. Except as set forth in Schedule 6.1(m), USMX has no Hedging Contracts currently in effect for Gold.

               (n) Material Agreements; Absence of Default. All of USMX's and AK's Material Agreements are identified in
Schedule 6.1(n). Neither USMX nor AK is in default under any of the Material Agreements and has not received any notice of an asserted default thereunder from any other Person that is a party to any such agreement.

               (o) Taxes and Other Payments. USMX and AK have filed all tax returns (including all property tax returns and other similar tax returns applicable to the Mining Properties) and reports required by law to have been filed by either of them and have paid all taxes and governmental charges thereby shown to be owing and due, and all claims for sums due for labor, material, supplies, personal property and services of every kind and character provided with respect to, or used in connection with the Mining Properties and no claim for the same exists except as permitted hereunder, except any such taxes, charges or amounts which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been set aside on the books of USMX or AK, or for which failure to file any return or pay any tax or charge could not have a Material Adverse Effect on the Project or materially delay commencement of the Project.

               (p) Development Plan. The Development Plan has been prepared in accordance with prudent mining practices and after diligent inquiry by USMX, and USMX is not aware of any facts or state of affairs which would materially hinder or prevent USMX or AK from operating the Mining Properties in accordance with the Development Plan and achieving, after allowance for existing royalty burdens, the net gold production provided for therein.

               (q)  Compliance With Laws.  Except as set forth in
Schedule 6.1(q):

                    (i)  USMX and AK are in compliance with all
laws, regulations and rules of federal, state and local Governmental Authorities and, in the case of USMX, of the NASDAQ, including in particular, all requirements for public disclosure of information concerning USMX, AK, their properties, business and prospects.

                    (ii) all facilities and property (including underlying groundwater) comprising the Mining Properties have been, and continue to be, owned, operated, leased or utilized by USMX and AK in material compliance with all applicable laws, including Environmental Laws; and

                    (iii)     with respect to the Mining
Properties, there have been no past, and there are no pending or threatened claims, complaints, notices or requests for information received by USMX or AK with respect to any alleged violation of any law, including Environmental Laws.

               (r) USMX's and AK's Indebtedness. Except as disclosed on Schedule 6.1(r) or specifically identified in the financial statements of USMX and AK identified in Section 6.1(f), USMX and AK have no existing Indebtedness which is not in the ordinary course of business.

               (s) Employee Benefit Plans. Except as disclosed on Schedule 6.1(s), USMX has not established, does not maintain and has made no contributions to, nor has any liability with respect to, any Plan

               (t) Insurance. USMX maintains in effect the insurance identified in Schedule 7.4, and such insurance is with responsible and reputable insurance companies or associations in such amounts and covering such risks as is prudent and consistent with good operating practices.

          6.2 Representations and Warranties of Lender. Lender represents and warrants as follows:

               (a) Authorization. Lender has full power and authority to enter into this Agreement and each of the Loan Documents when delivered hereunder will be the legal, valid and binding obligations of the Lender enforceable against the Lender in accordance with such documents' respective terms (except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws generally at the time in effect).

               (b) Purchase Entirely for Own Account. This Agreement is made with the Lender in reliance upon the Lender's representation to USMX, which by the Lender's execution of this Agreement Lender hereby confirms, that the Convertible Note to be received by Lender and the Common Stock issuable upon conversion thereof (collectively, the "Securities") will be acquired for investment for Lender's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that Lender has no present intention of selling, granting any participation in, or otherwise distributing the Securities. By executing this Agreement, Lender further represents that Lender does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer, or grant participation to such person or any third party with respect to any of the Securities.

               (c) Disclosure of Information. Lender believes it has received all the information it considers necessary or appropriate for deciding whether to enter into this Agreement and acquire the Convertible Note. Lender further represents that it has had an opportunity to ask questions and receive answers from USMX regarding the terms and conditions of the Convertible Note and the business, properties, prospects and financial condition of USMX.

               (d) Investment Experience. Lender is an investor in securities of companies which can be considered speculative in nature and acknowledges that it is able to fend for itself, can bear the economic risk of its investment, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the investment in the Securities.

               (e) Restricted Securities. Lender understands that the Securities it is purchasing are characterized as "restricted securities" under the federal securities laws inasmuch as they are being acquired from USMX in a transaction not involving a public offering and that under such laws and applicable regulations, such securities may be resold without registration under the Securities Act of 1933, as amended, only in certain limited circumstances.


                           ARTICLE 7

                 AFFIRMATIVE COVENANTS OF USMX

          So long as the Loan or the Convertible Note shall remain unpaid, or any other Obligation of USMX hereunder or under the Guaranty shall not have been fully performed or waived by Lender, USMX shall, unless Lender otherwise consents in writing (which consent Lender may grant or withhold in its sole discretion), perform all covenants in this Article 7.

          7.1 Compliance with Laws, Etc. USMX shall comply in all material respects with all applicable laws (including without limitation Environmental Laws), rules, regulations and orders, such compliance to include, without limitation, paying before the same become delinquent all taxes, assessments, and governmental charges imposed upon its property, except to the extent contested in good faith and adequately reserved for in accordance with GAAP.

          7.2  Reporting Requirements.  USMX shall deliver to
Lender the reports, information and certificates set forth below:

               (a) Quarterly Financial Information. As soon as available and in any event within 60 days after the end of each of the first three quarters of each year, a consolidated balance sheet of USMX, and consolidated statements of income, cash flow and retained earnings of USMX for such quarter and for the period commencing at the end of the previous year and ending with the end of such quarter.

               (b) Annual Financial Information. As soon as available and in any event within 105 days after the end of each year, a consolidated balance sheet of USMX, as of the end of such year and consolidated statements of income, cash flow and retained earnings of USMX for such year, certified in a manner acceptable to Lender by KPMG Peat Marwick LLP, or other certified public accountants reasonably acceptable to Lender.

               (c)  Litigation.  Promptly after initiation
thereof, notice of any litigation by or against USMX, AK or the Illinois Creek Gold Property, or litigation against USMX's or AK's other properties which could have a Material Adverse Effect on USMX or AK.

               (d) Other Information. Such other information concerning the condition or operations, financial or otherwise, of USMX and AK as Lender may from time to time reasonably request. USMX shall keep Lender informed regarding all material developments concerning the Illinois Creek Gold Property, including all developments concerning Project Permits.

          7.3 Inspection. At any reasonable time during normal business hours and from time to time, on reasonable notice, USMX shall permit Lender or its agents or representatives to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, USMX and to discuss the affairs, finances and accounts of USMX with any of its officers, directors, employees or agents. USMX will not be responsible for injuries to or damages suffered by agents or representatives of Lender while visiting the properties of USMX unless such injuries or damage are caused or contributed to by the negligence or willful misconduct of USMX or its employees or agents in which event USMX shall indemnify Lender proportionally to the extent such injuries or damages are directly or indirectly attributable to such negligence or misconduct. Lender shall be entitled to conduct a technical due diligence review of the Project at any time, and will be entitled to be reimbursed by USMX for the reasonable costs thereof.

          7.4 Maintenance of Insurance. USMX shall maintain, with respect to its assets and its business generally (or, with respect to the Mining Properties, cause AK to maintain), insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is prudent and consistent with good operating practices, with such insurance listed in Schedule 7.4. All such insurance shall name Lender as an additional insured or loss payee, as the case may be, and shall contain an endorsement providing that such insurance cannot be terminated without at least ten days' prior notice to Lender.

          7.5 Keeping of Records and Books of Account. USMX shall keep adequate records and books of account, in which complete entries shall be made in accordance with GAAP consistently applied, reflecting all financial transactions of USMX.

          7.6 Preservation of Existence, Etc. USMX shall preserve and maintain, and shall cause AK to preserve and maintain, its corporate existence, rights, franchises and privileges in the jurisdiction of its incorporation, and will, and will cause AK to, qualify and remain qualified as a foreign corporation in each jurisdiction in which such qualification is necessary or desirable in view of its business and operations or the ownership of its properties. USMX will comply with all requirements of applicable law and all rules, regulations and requirements of stock exchanges on which the Common Stock is traded concerning disclosure of matters relevant to USMX and its properties, and will timely file full and complete reports concerning its business and operations as required by such laws, rules, regulations and requirements.

          7.7  Conduct of Business.  USMX shall engage
principally in the business of exploring for, developing and operating mining properties, and in activities incident thereto, in accordance with generally accepted industry practices. USMX shall cause AK to comply with all of its obligations, agreements and covenants under the AK Credit Agreement and documents and other Instruments entered into by AK pursuant thereto.

          7.8 Notice of Default. USMX shall furnish to Lender as soon as possible and in any event within five Business Days after the occurrence of each Event of Default or each event or condition which with the giving of notice or lapse of time, or both, would constitute an Event of Default, continuing on the date of such statement, a statement of the president or chief financial officer of USMX setting forth the details of such Event of Default or event or condition, and the action which USMX proposes to take with respect thereto.

          7.9 Defense of Title. USMX shall, or shall cause AK to, defend, at its expense, title to the Mining Properties, as such title is represented and warranted in Section 6.1(i), and the Liens in favor of Lender under the Security Documents, and maintain and preserve such Liens as first Liens upon the properties and interests subject to the Security Documents, subject only to Permitted Liens.

          7.10 Operations. USMX agrees to use, or cause AK to use, all commercially reasonable efforts to maintain, develop and operate the Illinois Creek Gold Property in accordance with prudent mining industry practices, the Feasibility Study and the Development Plan.

          7.11 Maintenance of the Mining Properties. USMX agrees to maintain, and cause AK to maintain, its property rights and interests in the Mining Properties in full force and effect, and to do all acts reasonably determined by USMX to be necessary to preserve such rights and interests, including, by way of example and not limitation, payment and performance of all terms of leases pertaining to such rights and interests, and timely performance of work reasonably intended to satisfy any annual assessment work requirements for unpatented mining or millsite claims included in such properties, or timely payment of appropriate sums in lieu of performance of assessment work, and timely filing of federal, provincial and state notices with respect thereto; provided, however, that USMX or AK may, in the ordinary course of its and AK's business, abandon unpatented mining or millsite claims and/or leased properties which USMX does not believe warrant further maintenance expenditures.


                           ARTICLE 8

                   NEGATIVE COVENANTS OF USMX

          So long as the Loan and the Convertible Note shall remain unpaid, or any other Obligation of USMX hereunder or under the Guaranty shall not have been fully performed by USMX, or waived by Lender, USMX shall, unless Lender otherwise consents in writing (which consent Lender may grant or withhold in its sole discretion), perform all covenants in this Article 8.

          8.1 Indebtedness. USMX shall not, and shall not permit AK to, directly or indirectly, create, incur, assume or suffer to exist, any Indebtedness except (a) Indebtedness hereunder and under the Convertible Note; (b) Indebtedness secured by Liens permitted by Section 8.2; (c) Indebtedness existing on the date hereof disclosed to Lender, (d) unsecured trade payables; (e) Indebtedness incurred in the ordinary course of business; (f) Indebtedness consisting of purchase or leasehold obligations associated with the Project contemplated by the Development Plan; (g) Indebtedness incurred by USMX for purposes of developing the Illinois Creek Gold Property in accordance with the Development Plan which has been approved by Lender, such approval not to be unreasonably withheld by Lender; and (h) after Completion (as that term is defined in the AK Credit Agreement), indebtedness incurred by USMX for purposes of developing mining properties where the sole recourse of the lender is the mining property being developed.

          8.2 Liens, Etc. USMX shall not, and shall not permit AK to, directly or indirectly, create, incur, assume or suffer to exist any Lien, upon or with respect to any portion of the Mining Properties, now owned or hereafter acquired, or assign or otherwise convey any right to receive the production, proceeds or income therefrom, except:

                    (i)  Liens for taxes, assessments or
governmental charges or levies if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings;

                    (ii) Liens imposed by law, such as carriers, warehousemen and mechanics' liens and other similar liens arising in the ordinary course of business associated with amounts not yet due and payable, or which are being disputed in good faith by USMX or AK;

                    (iii)     Liens of purchase money mortgages
and other security interests on equipment acquired, leased or held by USMX or AK (including equipment held by USMX or AK as lessee under leveraged leases) in the ordinary course of business to secure the purchase price of or rental payments with respect to such equipment or to secure indebtedness incurred solely for the purpose of financing the acquisition (including acquisition as lessee under leveraged leases), construction or improvement of any such equipment to be subject to such mortgages or security interests, or mortgages or other security interests existing on any such equipment at the time of such acquisition, or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount, provided that no such mortgage or other security interest shall extend to or cover any equipment other than the equipment being acquired, constructed or improved, and no such extension, renewal or replacement shall extend to or cover any property not theretofore subject to the mortgage or security interest being extended, renewed or replaced, and provided further, that any such Indebtedness shall not otherwise be prohibited by the terms of this Agreement;

                    (iv) Liens outstanding on the date hereof and described in Schedule 6.1(i) hereto;

                    (v)  Liens arising under the Security
Documents, the AK Credit Agreement, the Second Mortgage, the
Fourth Mortgage, the NPMC Agreement or this Agreement;

                    (vi) the Lien or any right of distress
reserved in or exercisable under any lease for rent and for compliance with the terms of such lease, provided there is no rent in arrears under such lease;

                    (vii)     cash labor or governmental
obligations deposited in the ordinary course of business in connection with contracts, bids, tenders or to secure workmen's compensation, unemployment insurance, surety or appeal bonds, costs of litigation, when required by law, public and statutory obligations, Liens or claims incidental to current construction, mechanics', warehousemen's, carriers' and other similar Liens;

                    (viii)    Liens given in the ordinary course
of business to a public utility or any municipality or governmental or other public authority when required by such utility or municipality or governmental or other authority in connection with the operations of USMX or AK;

                    (ix) easements, rights-of-way and servitudes which in the opinion of Lender (in its sole discretion) will not in the aggregate materially impair the use of the Illinois Creek
Gold Property by USMX or AK for the Project;

                    (x) title defects or irregularities which in the opinion of Lender (in its sole discretion reasonably exercised) are of a minor nature and in the aggregate will not materially impair the use of the Illinois Creek Gold Property for the Project or materially affect the security created hereby;

                    (xi) liens related to Indebtedness permitted by Section 8.1(h); and

                    (xii) all rights reserved to or vested in any governmental body by the terms of any lease, license, franchise, grant or permit held by USMX or AK or by any statutory provision to terminate any such lease, license, franchise, grant or permit or to require annual or other periodic payments as a condition of the continuance thereof or to distrain against or to obtain a lien on any property or assets of USMX or AK in the event of failure to make such annual or other periodic payments.

          8.3 Assumptions, Guarantees, Etc. of Indebtedness of Other Persons. USMX shall not, and shall not permit AK to, directly or indirectly, assume, guarantee, endorse or otherwise become directly or contingently liable (including, without limitation, liable by way of agreement, contingent or otherwise, to purchase, to provide funds for payment, to supply funds to or otherwise invest in the debtor or otherwise to assure the creditor against loss) in connection with any Indebtedness of any other Person, except guarantees by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business, or in respect of provision of labor or materials for the Project or in connection with bonds, letters of credit or other security posted by USMX in the ordinary course of business in connection with the Project (including the Guaranty) or the guarantee of obligations of USMX's subsidiaries listed on Schedule 6.1(a) for the development of mining properties, which guarantees are approved by Lender in its sole discretion reasonably exercised.

          8.4 Investments in Other Persons. USMX shall not directly or indirectly, (i) make any loan to any Person other than AK utilizing the Loan proceeds, (ii) make any loan (other than loans approved by Lender for capital expenditures and exploration expenses by Affiliates) to any Person in aggregate exceeding $50,000, or (iii) purchase or otherwise acquire the capital stock, assets, or obligations of, or any interest in, any Person other than (y) wholly-owned subsidiaries of USMX formed by USMX, or (z) readily marketable direct obligations of the United States of America and certificates of time deposit issued by Lender or commercial banks of recognized standing operating in the United States of America or other investment grade instruments reasonably approved by Lender); provided, however, that to the extent USMX invests in any such Person, it shall inform Lender thereof promptly upon such investment and shall provide all information with respect to such Person as Lender may require.

          8.5  Mergers, Changes in Capital Structures, Etc.
USMX shall not, and shall not permit AK to, directly or indirectly, merge or consolidate with any Person, or sell, assign, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to any Person, or acquire (whether in one transaction or in any series of transactions) all or substantially all of the assets of any Person, without the prior written consent of Lender. USMX will not, and shall not permit AK to, establish, or enter into agreements or other arrangements which obligate USMX or AK, as the case may be, to establish, any capital structure which consists of equity interests in USMX or AK other than the Common Stock (in the case of USMX) or the common stock of AK currently issued and outstanding; provided that after Completion, USMX may do any of the foregoing so long as USMX is the survivor of any merger, consolidation or other combination, and at all times before and after such combination is in full compliance with its agreements, obligations and covenants hereunder and pursuant to the Guaranty.

          8.6 Restriction on Dividends and Redemptions. USMX shall not declare, order, pay or make any dividend, stock repurchase or other distribution, directly or indirectly, in respect of any shares of any class of stock of USMX, now or hereafter outstanding, except for dividends payable solely in shares of that class of stock to the holders of that class.

          8.7 Disposition of Illinois Creek Gold Property. USMX shall not, directly or indirectly, nor shall USMX permit AK to directly or indirectly, sell, transfer, assign or otherwise dispose of any of its assets or properties related to the Project, except (i) for sales of gold, other mineral production and other properties and assets related to the Project, (ii) as provided by Section 7.11 with regard to abandoning certain rights, (iii) for the transfer of the Mining Properties or other property related to the Project from USMX to AK, and (iv) for disposition of equipment that is replaced by equipment of equal or higher capacity or value.

          8.8 Restrictive and Inconsistent Agreements. USMX will not enter into any agreement or undertaking or incur or suffer any obligation prohibiting or inconsistent with the performance by USMX of the Obligations or of AK of its obligations under the AK Credit Agreement.

                           ARTICLE 9

                       CONVERSION RIGHTS

          9.1 Lender's Loan Conversion Rights. At any time after the date of the Advance while the Loan remains outstanding and unpaid, Lender may by notice to USMX and at any time that the Principal Amount remains outstanding, elect to convert all or any part of the Principal Amount into all or any portion of the Conversion Shares in accordance with the provisions of this
Article 9. Upon such conversion, the Principal Amount of the Loan shall be deemed to have been paid in full.

          9.2 USMX's Loan Conversion Rights. Upon the satisfaction of the Conditions Precedent to USMX's Conversion Rights and while such conditions remain satisfied, USMX may for a period of five (5) Trading Days beginning on the first Trading Day after the Conditions Precedent to USMX's Conversion Rights are first satisfied, by notice to Lender, elect to convert the Loan into the Conversion Shares in accordance with the provisions of this Article 9. Upon any such conversion, the Principal Amount of the Loan will be deemed to have been paid in full. Failure of USMX to provide Lender with notice herein required within the five (5) Trading Day period specified in this Section
9.2 shall terminate any right USMX has to require Lender to convert the Loan into shares of Common Stock.

          9.3  Loan Conversion Procedures.

               (a) Conversion Date. The Conversion Date will be the fifth Business Day following the date of exercise by either
Lender or USMX of its Conversion Right.

               (b) Conversion Procedures. Not later than the Conversion Date, USMX will have taken all actions, including filing reports required by Governmental Authorities or with stock exchanges on which the Common Stock is traded and preparation of a certificate or certificates for the Common Stock to be issued upon conversion in the denominations requested by Lender, as are necessary to enable USMX to deliver to Lender on the Conversion Date the certificates for the Conversion Shares. Whether or not USMX delivers such certificates on the Conversion Date, Lender will be deemed to be the owner of the Conversion Shares as of the Conversion Date, with all voting rights, rights to receive dividends and distributions and all other rights associated with ownership of the Conversion Shares. Upon delivery of certificates for such Common Stock, Lender will deliver the Convertible Note to USMX, marked paid and endorsed by Lender or the Holder thereof.

               (c)  Certain Agreements Regarding Conversion
Rights.

                    (i)  No fractional shares of Common Stock
will be issued upon exercise of a Conversion Right. Instead of any fractional share of Common Stock that would otherwise be issuable upon such conversion, USMX will pay Lender or Holder a cash adjustment in respect of such fraction determined by multiplying such fraction times the Conversion Price.

                    (ii) If after the date hereof USMX

                                                  A.   pays a
                              dividend or makes a distribution on
                              the Common Stock in shares of
                              Common Stock;

                                                  B.   subdivides
                              the shares of Common Stock
                              outstanding on the date hereof into
                              a greater number of shares of
                              Common Stock;

                                                  C.
                              consolidates the number of shares
                              of Common Stock outstanding on the
                              date hereof into a smaller number
                              of shares of Common Stock; or

                                                  D.   issues any
                              shares of Common Stock by reason of
                              any reclassification of shares;

the Conversion Price in effect immediately prior thereto shall be adjusted so that Lender will, upon exercise of the Conversion Rights be entitled to receive the number of shares of Common Stock which Lender would have owned or have been entitled to receive after the happening of any of the events described above in this clause (ii) had the Loan been converted immediately prior to the happening of such event. An adjustment made pursuant to this clause (ii) shall become effective immediately after the close of business on the record date in the case of a dividend or distribution and shall become effective immediately after the close of business on the record date in the case of a subdivision, consolidation or reclassification.

                       (iii)  If after the date hereof USMX shall
issue rights or warrants entitling any Persons to subscribe for, purchase or otherwise receive Common Stock to be issued by USMX at a price less than the Daily Closing Price on the Trading Day preceding the date of issuance of such rights or warrants, then the Conversion Price in effect immediately prior thereto shall be adjusted to equal an amount determined by multiplying (I) the Conversion Price in effect immediately prior to the date of issuance of such rights or warrants by (II) a fraction, the numerator of which shall be the sum of (w) the number of shares of Common Stock outstanding on the date of issuance of such rights or warrants (without giving effect to shares of Common Stock which may be issued upon exercise thereof) and (x) the number of shares of Common Stock which the consideration received or to be received by USMX in connection with issuance and exercise of such rights or warrants would purchase at such Daily Closing Price; and the denominator of which shall be the sum of
(y) the number of shares of Common Stock determined in (w) above and (z) the number of shares of Common Stock issued or issuable upon exercise of such rights or warrants in accordance with the terms thereof.

          9.4 Lender's Registration Rights Upon Loan Conversion. USMX shall execute and deliver herewith the Registration Rights Agreement in the form of Exhibit D providing for the registration of the Conversion Shares as freely tradable shares of stock pursuant to applicable federal and state securities laws.


                           ARTICLE 10

                       EVENTS OF DEFAULT

          10.1 Event of Default. Each of the following events shall be an "Event of Default" hereunder:

                (a)  Nonpayment.  USMX shall fail to pay any
principal when due hereunder (whether at stated maturity or by prepayment or otherwise), or shall fail to pay interest hereunder or on the Convertible Note when due.

                (b) Other Defaults. USMX or AK shall fail to observe or perform any of their respective covenants, undertakings or agreements contained in this Agreement, the AK Credit Agreement or any other Loan Document other than the covenants referred to in paragraph (a) above, and USMX or AK has not remedied such default within ten days after notice of default has been given by Lender to USMX or AK, as the case may be.

                (c) Representation or Warranty. Any representa tion or warranty made by USMX or AK (or any of their officers) under or in connection with this Agreement, the AK Credit Agreement and related agreements and Instruments, or the other Loan Documents shall prove to have been incorrect in any material respect when made.

                (d) Cross-Default. A default shall occur under the AK Credit Agreement or related agreements and Instruments, any of the other Loan Documents, or under any agreement pertaining to Indebtedness permitted by Section 8.1, or USMX or AK shall fail to pay any Indebtedness in excess of $100,000 in principal amount (but excluding Indebtedness evidenced by the Convertible Note and the Pledged Notes), or any interest or premium thereon, when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure to pay is not being contested by USMX or AK, as appropriate, in good faith; or any other default under any agreement or instrument relating to any such Indebtedness or any other event, shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such default or event is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness, unless such default or event shall be waived by the holders or trustees for such Indebtedness; or any such Indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof.

                (e)  Insolvency.  Either USMX or AK shall
generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against USMX or AK seeking to adjudicate it a bankrupt or insolvent, or seeking a liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of any order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property and, if instituted, shall remain undismissed for a period of 60 days; or USMX or AK shall take any corporate action to authorize any of the actions set forth in this paragraph (f).

                (f) Judgments. A final judgment or order for the payment of money in excess of $100,000 shall be rendered against USMX or AK and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect for any period of ten consecutive days.

                (g)  Security Interest.  Any of the Security
Documents or Instruments creating security interests delivered by USMX or AK pursuant to the AK Credit Agreement, after delivery thereof shall for any reason, except to the extent permitted by the terms thereof, cease to create a valid and perfected security interest with the priority required by this Credit Agreement or the AK Credit Agreement in any of the Collateral purported to be covered thereby, or USMX or AK shall so state in writing.

                (h) Condemnation. Any of the interests of USMX or AK in the Mining Properties is taken by power of expropriation or eminent domain or sold under threat of such taking, or possession of any portion of the lands necessary for the operation of the Project is taken through exercise of such power, and such taking, loss or sale has or could have a Material Adverse Effect on the Project, as determined by the Lender in its sole discretion reasonably exercised.

                (i)  Regulatory Action.  Any Governmental
Authority shall take any action with respect to USMX, AK or the Project or any other Collateral subject to the Security Documents which would have a Material Adverse Effect on USMX, AK, operations on the Project or USMX's ability to repay the Loan unless such action is set aside, dismissed or withdrawn within 90 days of its institution or such action is being contested in good faith and its effect is stayed during such contest.

                (j) Adverse Project Developments. If any of the following occurs:

                     (i)  The Project is abandoned or terminated,
or the Board of Directors of USMX or AK elects not to proceed with the Project for whatever reason;

                     (ii) An Illinois Creek Loan Acceleration
Date occurs;

                     (iii)    NPMC elects to participate for a

25% working interest in the Project and NPMC has not become a party to this Agreement and the Loan Documents, and executed and delivered such other agreements and Instruments as Lender, in its sole discretion, deems necessary or desirable in order to evidence and secure Lenders interests in the Mining Properties and the Project in the manner and to the extent contemplated by this Agreement and the Loan Documents;

                     (iv) USMX breaches any agreement, covenant or undertaking under the NPMC Agreement which is not waived or cured within the applicable grace period, including without limitation, its obligation to register as provided by the NPMC Agreement the shares of USMX common stock issued to NPMC pursuant to such agreement; or

                     (v)  A material adverse change occurs in the
permitting process involving the Project Permits.

                (k)  Default Under Hedging Contract.  Any
condition or event or combination thereof exists under a Hedging Contract which, of itself, or, with notice or the passage of time, will constitute a default by USMX or AK under such contract or give rise to remedies of the other party of acceleration of time of performance by USMX or AK of its obligations thereunder.

          10.2  Remedies Upon Event of Default.

                (a) Upon the occurrence of an Event of Default specified in Section 10.1(e) of this Agreement or, in the case of any other Event of Default, upon notice by Lender to USMX of Lender's election to declare USMX in default, the obligations of Lender hereunder including, without limitation, Lender's obligation to Advance the Loan, shall terminate. The date on which such notice is sent or, in the case of an Event of Default specified in Section 10.1(e) of this Agreement, the date of such Event of Default, shall be the "Date of Default."

                (b)  Upon the Date of Default, upon notice
thereof from Lender to USMX in all cases other than the occurrence of an Event of Default as specified in
Section 10.1(e), the Loan, all interest thereon, Breakage Costs and all other amounts owed by USMX hereunder shall be immediately due and payable in full. In the case of an Event of Default specified in Section 10.1(e), no notice from Lender shall be required, and all amounts owed by USMX hereunder shall be immediately due and payable on the Date of Default, without notice from Lender.

                (c) Upon the occurrence of an Event of Default, all of the remedies provided to Lender in all of the Security
Documents shall immediately become available to Lender.

                (d)  Except as expressly provided above in this
Section 10.2, presentment, demand, protest and all other notices of any kind are hereby expressly waived. From and after the Date of Default, interest shall accrue at the Default Rate provided in

Section 3.3(c) and shall be payable on demand.


                           ARTICLE 11

                         MISCELLANEOUS

          11.1 Amendments, Etc. Except as otherwise expressly provided in this Agreement, no amendment or waiver of any provision of this Agreement or of the Convertible Note, nor consent to any departure by USMX therefrom, shall in any event be effective unless the same shall be in writing and signed by Lender, and, in the case of any amendment, by USMX, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

          11.2  Notices, Etc.  All notices and other
communications provided for hereunder shall be in writing
(including telex, telegraphic and facsimile communication) and mailed, transmitted, telegraphed, sent by facsimile, or delivered,

          if to USMX,

                USMX, INC.
                141 Union Blvd., Suite 100
                Lakewood, Colorado 80228
                Attention:         Chief Financial Officer
                Telephone:         (303)-985-4665
                Facsimile:         (303)-980-1363;

          if to AK,

                USMX OF ALASKA, INC.
                141 Union Blvd., Suite 100
                Lakewood, Colorado  80228
                Attention:         President
                Telephone:         (303) 985-4665
                Facsimile:         (303) 980-1363;

          and if to Lender,

                N M Rothschild & Sons Limited
                New Court, St. Swithin's Lane
                London EC4P 4DU
                Attention:  Nick Wood
                Telephone:    011 44-171-280-5000
                Facsimile:         011 44-171-280-5139;

          with a copy to

                Rothschild Denver Inc.
                3020 Republic Plaza
                370 Seventeenth Street
                Denver, Colorado 80202
                Attention:  Mark Williamson
                Telephone:    (303) 607-9890
                Facsimile:         (303) 572-5472

as to each party, at such other address or number as shall be designated by such party in a written notice to the other parties. All such notices and communications shall be effective
(a) when received, if mailed by registered or certified mail or physically delivered; (b) five days after being sent by mail, if sent by ordinary mail; and (c) upon confirmation of transmission, if sent by telex or facsimile on a Business Day, addressed in each case as aforesaid, except that notices to Lender under Articles 2 or 3 shall not be effective until received by Lender.

          11.3 No Waiver; Remedies. No failure on the part of Lender to exercise, and no delay in exercising, any right here under or under the Convertible Note shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder or under the Convertible Note preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

          11.4 Costs, Expenses and Taxes. USMX agrees to pay within five (5) Business Days of demand all reasonable costs and expenses in connection with the preparation, execution, delivery and administration of this Agreement, the Loan Documents, and the other documents to be delivered hereunder, including, without limitation, the reasonable fees and expenses of legal counsel and any independent consultants to Lender and all other out-of-pocket expenses of Lender, and all costs and expenses, if any, in connection with the enforcement of this Agreement, the Loan Documents, and the other documents to be delivered hereunder.
All such expenses will be itemized in reasonable detail. In addition, USMX shall pay any and all stamp, mortgage recording and other taxes, filing fees or charges payable or determined to be payable in connection with the execution and delivery of this Agreement, the Loan Documents, and the other documents to be delivered hereunder, and agrees to save Lender harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes, filing fees or charges.

          11.5 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of USMX, Lender and their respective permitted successors and assigns; provided that USMX shall not have the right to assign any of its rights or obligations hereunder or any interest herein without the prior written consent of the Lender. Lender may assign to its successors and affiliates, or may grant participations to one or more banks or other Persons in or to all or any part of, and may assign to one or more banks or other Persons all or any part of, this Agreement, the Loan Documents and the Loan, and, to the extent of such assignment, such assignee shall have the same obligations, rights and benefits with respect to USMX as it would have had if it were Lender hereunder.

          11.6  GOVERNING LAW.  THIS AGREEMENT AND THE
CONVERTIBLE NOTE AND THE OTHER LOAN DOCUMENTS, EXCEPT THE SECURITY DOCUMENTS, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF COLORADO, INCLUDING THE CONFLICTS OF LAW PROVISIONS THEREOF. THE SECURITY DOCUMENTS SHALL BE GOVERNED BY THE LAWS OF THE JURISDICTION SPECIFIED THEREIN, OR IF NONE IS SPECIFIED, BY THE LAWS OF THE JURISDICTION IN WHICH THE COLLATERAL SUBJECT THERETO IS PRINCIPALLY LOCATED.

          11.7 VENUE; SUBMISSION TO JURISDICTION. FOR THE PURPOSE OF ASSURING THAT LENDER MAY ENFORCE ITS RIGHTS UNDER THIS AGREEMENT, USMX, FOR ITSELF AND ITS SUCCESSORS AND ASSIGNS, HEREBY IRREVOCABLY (A) AGREES THAT ANY LEGAL OR EQUITABLE ACTION, SUIT OR PROCEEDING AGAINST USMX, OR BY USMX AGAINST LENDER, ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY OR THE SUBJECT MATTER OF ANY OF THE FOREGOING SHALL BE INSTITUTED ONLY IN STATE AND FEDERAL COURTS LOCATED IN THE CITY AND COUNTY OF DENVER, COLORADO OR, IN THE CASE OF THE SECURITY DOCUMENTS, IN THE VENUES SPECIFIED THEREIN; (B) WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO SUCH VENUE OF ANY SUCH ACTION, SUIT OR PROCEEDING OR ANY CLAIM OF FORUM NON CONVENIENS; (C) SUBMITS ITSELF TO THE NONEXCLUSIVE JURISDICTION OF ANY SUCH STATE OR FEDERAL COURT FOR PURPOSES OF ANY SUCH ACTION, SUIT OR PROCEEDING; AND (D) WAIVES ANY IMMUNITY FROM JURISDICTION TO WHICH IT MIGHT OTHERWISE BE ENTITLED IN ANY SUCH ACTION, SUIT OR PROCEEDING WHICH MAY BE INSTITUTED IN ANY SUCH STATE OR FEDERAL COURT, AND WAIVES ANY IMMUNITY FROM THE MAINTAINING OF AN ACTION AGAINST IT TO ENFORCE IN ANY SUCH STATE OR FEDERAL COURT OR ELSEWHERE, ANY JUDGMENT FOR MONEY OBTAINED IN ANY SUCH ACTION, SUIT OR PROCEEDING AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ANY IMMUNITY FROM EXECUTION. USMX HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY OF THE AFORESAID COURTS BY THE MAILING OF COPIES OF SUCH PROCESS TO THE BORROWER, BY CERTIFIED OR REGISTERED MAIL, AT THE ADDRESS SPECIFIED FOR USMX IN
SECTION 11.2.

          11.8 WAIVER OF JURY TRIAL. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LEGAL OR EQUITABLE ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY OR THE SUBJECT MATTER OF ANY OF THE FOREGOING.

          11.9 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

          11.10 Inconsistent Provisions. In the event of any conflict between this Agreement and any of the Loan Documents, the provisions of this Agreement shall govern and be controlling.

          11.11 Termination of Agreement. Upon payment in full or satisfaction of the Principal Amount of the Loan by conversion to Common Stock as provided in Article IX, and upon payment in full of all other amounts due hereunder and performance of all of its obligation hereunder by USMX, this Agreement will terminate. Upon such termination, at the request of USMX, Lender will provide written evidence of such termination, including appropriate releases.

          11.12 Survival of Representations and Warranties. All representations and warranties made hereunder and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement.

          11.13 Concerning the Security Documents. In the event that any amount payable by any Guarantor under any Security
Document is not paid in accordance with the terms thereof, USMX agrees to pay such amount to the extent not so paid.

          11.14 No Third Party Beneficiary. Nothing herein contained shall be construed to confer upon any other party, other than the Lender, the rights of a third party beneficiary. No reference to Liens on Schedule 6.1(i) or other Permitted Liens shall be deemed to constitute a recognition or acceptance by USMX or the Lender for the benefit of the holders of such Liens, as to the validity, subsistence or priority of such Liens.

          11.15 Severability. The invalidity of any one or more covenants, phrases, clauses, sentences or paragraphs of this Agreement shall not affect the remaining portions of this Agreement or any part hereof, and in case of any such invalidity, this Agreement shall be construed as if such invalid covenants, phrases, clauses, sentences or paragraphs had not been inserted.

          11.16 Acknowledgments.  USMX hereby acknowledges that:

                (a)  it has been advised by counsel in the
negotiation, execution and delivery of this Agreement and the other Loan Documents;

                (b) the Lender does not have any fiduciary duty or relationship to or with USMX; and

                (c) no joint venture exists between USMX and the Lender.

          11.17 Confidentiality. Lender agrees that it will keep confidential and not disclose or divulge any confidential, proprietary, or secret information that Lender may obtain from USMX or AK pursuant to financial reports and other material submitted by USMX or AK to Lender pursuant to this Agreement, or pursuant to visitation or inspection rights granted hereunder, unless such information is known, or until such information becomes known, to the public; provided, however, that Lender may disclose such information to its attorneys, accountants, consultants and other professionals in connection with the provision of professional services to the Lender.

          11.18 Entire Agreement. This Agreement and the other Loan Documents represent the final agreement among the parties hereto and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties hereto. There are no unwritten oral agreements among the parties hereto, and there are no promises, undertakings, representations or warranties by the Lender relative to the subject matter hereof not expressly set forth or referred to herein.
          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

                              USMX, INC.


                              By:
                                                            Name:
                                 Title:


                              By:
                                                            Name:
                                 Title:



                              PER PRO


                              N M ROTHSCHILD & SONS LIMITED